Exhibit 99.1

National CineMedia, Inc. Appoints Thomas Lesinski to its Board of Directors

Centennial, CO – December 22, 2014 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 45.8% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced that Thomas Lesinski has been appointed to its board of directors. Mr. Lesinski replaces James R. Holland, Jr. who resigned from the board effective October 27, 2014. Mr. Holland had served on the Company’s board of directors since its IPO in February 2007.

Mr. Lesinski is the Founder and CEO of Energi Entertainment, a multi-media content production company. From 2013 to 2014, Mr. Lesinski was President of Digital Content and Distribution at Legendary Entertainment, a leading media company dedicated to owning, producing and delivering content to mainstream audiences with a targeted focus on the powerful fandom demographic. Prior to that role, from 2006 to 2013, Mr. Lesinski served as President, Digital Entertainment at Paramount Pictures, a global producer and distributor of filmed entertainment. Mr. Lesinski also served as President of Worldwide Home Entertainment at Paramount Pictures for three years, prior to which, he spent ten years in various leadership positions at Warner Bros. Entertainment and was a Managing Director for an advertising agency.

Commenting on the director change, Kurt Hall NCM’s Chairman and CEO said, “I would like to thank Jim for all of his great work as NCM’s Lead Director and member of our Audit Committee since NCM’s IPO in early 2007. While Jim will be missed, Tom’s addition to our Board is timely as his marketing roots and deep experience in home entertainment and digital media will be invaluable as the media marketplace becomes more competitive with the growth of online and mobile advertising platforms.”

About National CineMedia, Inc.

National CineMedia (NCM) operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. NCM presents cinema advertising across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 20,000 screens (approximately 19,200 connected to our Digital Content Network). During 2013, over 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. NCM Digital offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 33 entertainment-related websites, online solutions and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 45.8% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

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